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| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*
    RIPPLEWOOD EMPLOYEE CO-INVESTMENT FUND, L.P.

    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Ripplewood Holdings LLC
    One Rockefeller Plaza
    ----------------------------------------------------------------------------
                                   (Street)

      New York                     New York                           10020
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               07/31/00
                                                                  --------------

3. I.R.S. Identification Number of Reporting Person, if an Entity (voluntary) 522149304
                --------------

4.  Issuer Name and Ticker or Trading Symbol WESTERN MULTIPLEX CORPORATION/
                                             "WMUX"
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer              X  10% Owner    ___ Other
                   (give title below)       ---             (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year) NOT APPLICABLE
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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 CLASS A COMMON
 STOCK, PAR VALUE
 $.01 PER SHARE         39,796,351               (I)            See Attached
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Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)       Table II--Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price of        Security:      Ownership
                                  (Month/Day/                                          Derivative      Direct (D)     (Instr. 5)
                                  Year)                                                Security        or In-
                              ----------------------------------------------------                     direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Explanation of Responses:

                                        /s/ Robert Lynch         July 25, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person         Date
                              For: Ripplewood Employee
                                   Co-Investment Fund, L.P.

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 1:   Name and Address of Reporting Person:
          ------------------------------------
          Ripplewood Employee Co-Investment Fund, L.P.
          c/o Ripplewood Holdings LLC
          One Rockefeller Plaza
          New York, New York 10020

Item 2:   Date of Event Requiring Statement (Month/Day/Year):
          --------------------------------------------------
          July 31, 2000

Item 4:   Issuer Name and Ticker or Trading Symbol:
          ----------------------------------------
          Western Multiplex Corporation/WMUX

Item 4:   Nature of Indirect Beneficial Ownership:
          ---------------------------------------

          The reported shares are directly held by WMC Holding L.L.C. As a member of WMC Holding L.L.C., the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of the reported securities held by WMC Holding L.L.C. However, pursuant to Rule 16a-1(a)(4) promulgated under the Act, the Reporting Person disclaims that it is the beneficial owner of such shares, except to the extent of its pecuniary interest in such shares.